UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIFETIME BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2682486
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

1000 Stewart Avenue

Garden City, New York 11530

(516) 683-6000

(Address of Principal Executive Offices & Zip Code)

LIFETIME BRANDS, INC.

AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Jeffrey Siegel

1000 Stewart Avenue

Garden City, New York 11530

(Name and address of agent for service)

(516) 683-6000

(Telephone number, including area code, of agent for service)

Copies to:

Samuel B. Fortenbaugh III	Laurence Winoker
45 Rockefeller Plaza, Suite 2000	Lifetime Brands, Inc.
New York, New York 10111	1000 Stewart Avenue
(212) 332-7148	Garden City, New York 11530
(516) 683-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Number of Shares to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, $.01 par value per share	650,000	$12.84	$8,342,750	$840.11

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall include an indeterminate number of additional shares of common stock or common stock which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the Lifetime Brands, Inc. Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”).
(2)	Calculated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the reported high and low sales prices for the Registrant’s common stock as reported on the NASDAQ Global Select Market on January 8, 2016. The foregoing calculation is solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Section 6(b) of the Securities Act as follows: Proposed maximum aggregate offering price multiplied by .0001007.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 650,000 shares of the common stock, par value $0.01 per share (“Common Stock”), of Lifetime Brands, Inc (the “Company”) that may be offered and sold under the Plan, which was approved at the Company’s annual meeting held on June 10, 2015.

INCORPORATION BY REFERENCE

The contents of the Company’s previously filed (i) Registration Statement on Form S-8 (Registration No. 333-105382) filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2003 and (ii) Registration Statement on Form S-8 (Registration No. 333-146017) filed with the Commission on September 12, 2007 and (iii) Registration Statement on Form S-8 (Registration No. 333-162734) filed with the Commission on October 29, 2009 and (iv) Registration Statement on Form S-8 (Registration No. 333-186208) filed with the Commission on January 25, 2013 are hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 16, 2015 which contained audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Company’s Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the Commission on April 29, 2015;

(c) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed with the Commission on May 8, 2015, August 10, 2015 and November 6, 2015, respectively;

(d) The Company’s Current Reports on Form 8-K filed with the Commission on February 23, 2015, March 12, 2015, April 29, 2015, May 7, 2015, June 2, 2015, June 11, 2015, August 6, 2015, September 16, 2015, November 5, 2015 and November 30, 2015; and

(e) The description of the Company’s Common Stock contained in the Registration Statement on Form 8-A as filed with the Commission on May 6, 1991, and as amended on May 23, 1991, including any amendments or reports filed for the purpose of updating the description of our Common Stock that is incorporated by reference therein.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities

Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 6.	Indemnification of Directors and Officers.

Article Seven of our By-laws provides that our officers and directors shall be indemnified by us against liabilities and expenses in connection with any legal proceeding to which such officer or director may be made a party or with which such officer or director may become involved or threatened by reason of having been an officer or director. The indemnification shall apply with respect to any matters which are disposed of by settlement, judgment or otherwise. Indemnification shall be made only if our board of directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if our board of directors directs, by independent legal counsel or by stockholders), that indemnification is proper in the circumstances because the person seeking indemnification has met applicable standards of conduct and that indemnification is not in violation of the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation or the Securities Act of 1933, as amended. It must be determined that the officer or director acted in good faith with the reasonable belief that the action was in or not opposed to our best interests and with respect to any criminal action or proceeding, such officer or director had no reasonable cause to believe that the conduct was unlawful.

We have entered into indemnification agreements with each of our officers and directors which provide that we will indemnify the indemnitee against expenses, including reasonable attorney’s fees, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by him or her in connection with any civil or criminal action or administrative proceeding arising out of the performance of his or her duties as our director, officer, employee or agent. Such indemnification is available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful.

Item 8.	Exhibits.

4.1	Second Restated Certificate of Incorporation of Lifetime Brands, Inc. (filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2005 and incorporated by reference herein).

4.2	Amended and Restated By-Laws of Lifetime Brands, Inc. (filed as an Exhibit to the Registrant’s Form 8-K dated June 10, 2014 and incorporated by reference herein).

4.3	Amended and Restated 2000 Long-Term Incentive Plan (filed as an Exhibit to the Registrant’s Form 8-K dated June 11, 2015 and incorporated by reference herein).

5.1	Opinion of Samuel B. Fortenbaugh III.

15	Letter regarding unaudited interim financial information

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Samuel B. Fortenbaugh III (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(a) Provided, however, That:

(A)	Paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Garden City, State of New York, on January 12, 2016.

LIFETIME BRANDS, INC.

By:	/s/ Jeffrey Siegel
Jeffrey Siegel
Chairman of the Board of Directors, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby appoints Laurence Winoker as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Siegel	Chairman of the Board of Directors,	January 12, 2016
Jeffrey Siegel	Chief Executive Officer and
Director (Principal Executive Officer)

/s/ Ronald Shiftan	Vice Chairman of the Board of Directors,	January 12, 2016
Ronald Shiftan	Chief Operating Officer and
Director

/s/ Laurence Winoker	Senior Vice-President—Finance,	January 12, 2016
Laurence Winoker	Treasurer and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ David Dangoor	Director	January 12, 2016
David Dangoor

/s/ Michael Jeary	Director	January 12, 2016
Michael Jeary

/s/ John Koegel	Director	January 12, 2016
John Koegel

/s/ Cherrie Nanninga	Director	January 12, 2016
Cherrie Nanninga

/s/ Craig Phillips	Director	January 12, 2016
Craig Phillips

/s/ Dennis Reaves	Director	January 12, 2016
Dennis Reaves

/s/ Michael Regan	Director	January 12, 2016
Michael Regan

/s/ William Westerfield	Director	January 12, 2016
William Westerfield

/s/ Sara Genster Robling	Director	January 12, 2016
Sara Genster Robling

EXHIBITS

Exhibit	Description

4.1	Second Restated Certificate of Incorporation of Lifetime Brands, Inc. (filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the Year Ended December 31, 2005 and incorporated by reference herein).

4.2	Amended and Restated By-Laws of Lifetime Brands, Inc. (filed as an Exhibit to the Registrant’s Form 8-K dated June 10, 2014 and incorporated by reference herein).

4.3	Amended and Restated 2000 Long-Term Incentive Plan (filed as an Exhibit to the Registrant’s Form 8-K dated June 11, 2015 and incorporated by reference herein).

5.1	Opinion of Samuel B. Fortenbaugh III.

15	Letter regarding unaudited interim financial information

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Samuel B. Fortenbaugh III (included in Exhibit 5.1).

24	Power of Attorney (included on signature page).